Exhibit 99(k)(5)

MORGAN STANLEY CHINA A SHARE FUND, INC.

Rights Offering for Shares of Common Stock

SOLICITING DEALER AGREEMENT

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
[•], 2010, UNLESS EXTENDED

To Securities Dealers and Brokers:

Morgan Stanley China A Share Fund, Inc., (the “Fund”) is issuing to its stockholders of record (“Record Date Stockholders”) as of the close of business on [•], 2010 (the “Record Date”) transferable rights (“Rights”) to subscribe for an aggregate of up to [•] shares (the “Shares”) of the Fund’s shares common stock, par value $0.01 per share (the “Common Shares”), of the Fund upon the terms and subject to the conditions set forth in the Fund’s Prospectus (the “Prospectus”) dated [•], 2010 (the “Offer”).  Each such Record Date Stockholder is being issued one Right for each full Common Share owned on the Record Date.  Such Rights entitle holders to acquire during the Subscription Period (as hereinafter defined) at the Subscription Price (as hereinafter defined), one Share for each three Rights (except that any Record Date Stockholder who is issued fewer than three Rights will be able to subscribe for one full Share pursuant to the primary subscription), on the terms and conditions set forth in such Prospectus.  No fractional shares will be issued.  Any Record Date Stockholder who fully exercises all Rights initially issued to such holder (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share) will be entitled to subscribe for Shares that were not otherwise subscribed for by others during the Subscription Period on the terms and conditions set forth in such Prospectus.  The Rights are transferable and are expected to be listed on the New York Stock Exchange.  The Subscription Price will be as set forth in the Prospectus.  The Subscription Period will commence on [•], 2010 and end at 5:00 p.m., New York City time on the Expiration Date (the term “Expiration Date” means [•], 2010, unless and until the Fund and the Dealer Manager (as hereinafter defined), have extended the period for which the Offer is open, in which event the term “Expiration Date” with respect to the Offer will mean the latest time and date on which the Offer, as so extended by the Fund and the Dealer Manager, will expire).

For the duration of the Offer, the Fund has authorized and the Dealer Manager has agreed to reallow a Solicitation Fee to any qualified broker or dealer executing a Soliciting Dealer Agreement who solicits the exercise of Rights in connection with the Offer and who complies with the procedures described below (a “Soliciting Dealer”).  Upon timely delivery to Computershare Trust Company, N.A., the Fund’s Subscription Agent for the Offer, of payment for Shares purchased pursuant to the exercise of Rights and of properly completed and executed documentation as set forth in this Soliciting Dealer Agreement, a

Soliciting Dealer will be entitled to receive the Solicitation Fee equal to 0.5% of the Subscription Price per Share so purchased subject to a maximum fee based on the number of Common Shares held by such Soliciting Dealer through The Depository Trust Company (“DTC”) on the Record Date; provided, however, that no payment shall be due with respect to the issuance of any Shares until payment therefor is actually received.  A qualified broker or dealer is a broker or dealer which is a member of a registered national securities exchange in the United States or the Financial Industry Regulatory Authority, Inc. (“FINRA”) or any foreign broker or dealer not eligible for membership who agrees to conform to the Rules of FINRA, including, without limitation, NASD Conduct Rules 2420, 2730, 2740 and 2750 and FINRA Rule 5130, in making solicitations in the United States to the same extent as if it were a member thereof.

The Fund has authorized and the Dealer Manager has agreed to pay the Solicitation Fees payable to the undersigned Soliciting Dealer on the terms set forth in the Dealer Manager Agreement, dated [•], 2010, among Morgan Stanley & Co. Incorporated as the dealer manager (the “Dealer Manager”), the Fund and others (the “Dealer Manager Agreement”).  Solicitation and other activities by Soliciting Dealers may be undertaken only in accordance with the applicable rules and regulations of the Securities and Exchange Commission and only in those states and other jurisdictions where such solicitations and other activities may lawfully be undertaken and in accordance with the laws thereof.  Compensation will not be paid for solicitations in any state or other jurisdiction in which, in the opinion of counsel to the Fund or counsel to the Dealer Manager, such compensation may not lawfully be paid.  No Soliciting Dealer shall be paid Solicitation Fees with respect to Shares purchased pursuant to an exercise of Rights for its own account or for the account of any affiliate of the Soliciting Dealer.  No Soliciting Dealer or any other person is authorized by the Fund or the Dealer Manager to give any information or make any representations in connection with the Offer other than those contained in the Prospectus and other authorized solicitation material furnished by the Fund through the Dealer Manager.  No Soliciting Dealer is authorized to act as agent of the Fund or the Dealer Manager in any connection or transaction.  In addition, nothing herein contained shall constitute the Soliciting Dealers partners with the Dealer Manager or with one another, or agents of the Dealer Manager or of the Fund, or create any association between such parties, or shall render the Dealer Manager or the Fund liable for the obligations of any Soliciting Dealer.  The Dealer Manager shall be under no liability to make any payment to any Soliciting Dealer, and shall be subject to no other liabilities to any Soliciting Dealer, and no obligations of any sort shall be implied.

In order for a Soliciting Dealer to receive Solicitation Fees, the Subscription Agent must have received from such Soliciting Dealer no later than 5:00 p.m., New York City time, on the Expiration Date, either (i) a properly completed and duly executed Subscription Certificate with respect to Shares purchased pursuant to the exercise of Rights and full payment for such Shares; or (ii) a Notice of Guaranteed Delivery guaranteeing delivery to the Subscription

Agent by close of business on the third business day after the Expiration Date of (a) full payment for such Shares and (b) a properly completed and duly executed Subscription Certificate with respect to Shares purchased pursuant to the exercise of Rights.  Solicitation Fees will only be paid after receipt by the Subscription Agent of a properly completed and duly executed Soliciting Dealer Agreement and a Subscription Certificate designating the Soliciting Dealer in the applicable portion hereof.  In the case of a Notice of Guaranteed Delivery, Solicitation Fees will only be paid after delivery in accordance with such Notice of Guaranteed Delivery has been effected.  Solicitation Fees will be paid by the Fund (through the Subscription Agent) to the Soliciting Dealer by check to an address designated by the Soliciting Dealer below by the tenth business day following the day the Fund issues Shares after the Expiration Date.

All questions as to the form, validity and eligibility (including time of receipt) of this Soliciting Dealer Agreement will be determined by the Fund, in its sole discretion, which determination shall be final and binding.  Unless waived, any irregularities in connection with a Soliciting Dealer Agreement or delivery thereof must be cured within such time as the Fund shall determine.  None of the Fund, the Dealer Manager, the Subscription Agent, the Information Agent for the Offer or any other person will be under any duty to give notification of any defects or irregularities in any Soliciting Dealer Agreement or incur any liability for failure to give such notification.

The acceptance of Solicitation Fees from the Fund by the undersigned Soliciting Dealer shall constitute a representation by such Soliciting Dealer to the Fund that: (i) it has received and reviewed the Prospectus; (ii) in soliciting purchases of Shares pursuant to the exercise of the Rights, it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the applicable rules and regulations thereunder, any applicable securities laws of any state or jurisdiction where such solicitations were made, and the applicable rules and regulations of any self-regulatory organization or registered national securities exchange; (iii) in soliciting purchases of Shares pursuant to the exercise of the Rights, it has not published, circulated or used any soliciting materials other than the Prospectus and any other authorized solicitation material furnished by the Fund through the Dealer Manager and has not made any written representations concerning the Fund to any holders or prospective holders of Shares or Rights other than those contained in such materials or otherwise previously authorized in writing by the Fund or otherwise permitted by applicable law; (iv) it has not purported to act as agent of the Fund or the Dealer Manager in any connection or transaction relating to the Offer; (v) the information contained in this Soliciting Dealer Agreement is, to its best knowledge, true and complete; (vi) it will not accept Solicitation Fees paid by the Fund pursuant to the terms hereof with respect to Shares purchased by the Soliciting Dealer pursuant to an exercise of Rights for its own account; (vii) it will not remit, directly or indirectly, any part of Solicitation Fees paid by the Fund pursuant to the terms hereof to any beneficial owner of Shares purchased pursuant to the Offer; and (viii) it has agreed to the amount of the Solicitation Fees and the terms and conditions set forth herein with respect to receiving such Solicitation Fees.  By returning a Soliciting Dealer Agreement and accepting Solicitation Fees, a Soliciting Dealer will be deemed to have agreed to indemnify the Fund and the Dealer Manager against losses, claims, damages and liabilities to which the Fund may become subject as a result of the breach of such Soliciting Dealer’s representations made herein and described above.  In making the foregoing representations, Soliciting Dealers are reminded of the possible applicability of the anti-manipulation rules under the Exchange Act if they have bought, sold, dealt in or traded in any Shares for their own account since the commencement of the Offer.

Upon expiration of the Offer, no Solicitation Fees will be payable to Soliciting Dealers with respect to Shares purchased thereafter.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Dealer Manager Agreement or, if not defined therein, in the Prospectus.

This Soliciting Dealer Agreement will be governed by the laws of the State of New York.

Please execute this Soliciting Dealer Agreement below, accepting the terms and conditions set forth in this Soliciting Dealer Agreement and confirming that you are a member firm of a registered national securities exchange or of FINRA or a foreign broker or dealer not eligible for membership who has conformed to the Rules of Fair Practice of FINRA, including NASD Rules 2730, 2740 and 2750, in making solicitations of the type being undertaken pursuant to the Offer in the United States to the same extent as if you were a member of FINRA, and certifying that you have solicited the purchase of the Shares pursuant to exercise of the Rights, all as described above, in accordance with the terms and conditions set forth in this Soliciting Dealer Agreement.  Please forward two executed copies of this Soliciting Dealer Agreement to: Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk.

A signed copy of this Soliciting Dealer Agreement will be promptly returned to the Soliciting Dealer at the address set forth below.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
Name:
Title:

PLEASE COMPLETE THE INFORMATION BELOW

Printed Firm Name	Address

Contact at Soliciting Dealer

Authorized Signature	Area Code and Telephone Number

Name and Title	Facsimile Number

Dated:

Payment of the Solicitation Fee shall be mailed by check to the following address: